Exhibit 99

Alpine 4 Technologies (ALPP) Reports Revenue of $7.1m and Growth of 96% for Q1 2019 over Q1 2018

Alpine 4 Technologies Ltd. (OTCQB: ALPP) today announced financial results for its 1st Quarter ending March 31st, 2019. The company posted quarterly revenue of $7.1 million which is 96% growth over Q1 2018.

Revenue by Subsidiary Breakdown:

Alpine 4 posted for Q1 2019 quarterly revenue of $7.1m

Quality Circuit Assembly (QCA): QCA's electronics contract manufacturing sales accounted for 34.7% of Alpine 4's quarterly revenue with $2.47 million in sales.

American Precision Fabricators (APF): APF's precision sheet metal manufacturing sales accounted for 23.9% of Alpine 4's quarterly revenue with $1.7 million in sales.

Morris Sheet Metal, Corp/JTD Spiral, Inc. (MSM): MSM’s mechanical contracting sales rounded out the remaining 41.4% of revenue at $2.87 million in sales.

ALTIA (ALTIA): ALTIA is in a lifecycle redesign of its core products with plans for a Q3 of 2019 release date for sales.

Consolidated COGS Summary:

Gross Profit continued to show improvement in Q1 2019 at 29.7% vs. 25.4% in Q1 2018.   This increase was primarily due to price increases we put in place in Q3 2018 to offset new tariffs associated with some our electronic and steel based materials we use. It is important to note that our Gross Profit is subject to fluctuations as new subsidiaries are brought into the Alpine 4 family, and the impact of their Gross Profit percentages are incorporated into Alpine 4.

Consolidated G&A Expense Summary:

On a consolidated basis, the Alpine 4 G&A expense of $2.46m for Q1 2019 was higher due to several impacting reasons. This was primarily based around inter-company loans between our subsidiaries and Venture West Energy Services (VWES) that were dissolved off of the balance sheet and through the P&L, and the one-time acquisition expenses of MSM. Subsequently, these resulted in an increase to our normalized G&A expense by $1,017,024. Should these one-time expenses had not been realized our Income (Loss) From Operations for the quarter would have been $668k or 9.4% for the quarter.

With regards to interest during Q1 2019, we paid down $555k worth of debt consisting of mostly convertible debt. However, we also incurred $801k in interest on the existing convertible debt with $398k of it being amortization of debt discounts on our convertible notes.   Management anticipates that once these debts are fully paid off, our average consolidated interest rate will drop dramatically.

Kent B. Wilson, CEO of Alpine 4, had this to say: "Q1 2019 was a milestone for Alpine 4 and our subsidiaries. For all practical purposes, when you factor out our one-time expenses, and the impact of the convertible debt incurred to support VWES, we produced our first net profitable quarter.  While this may seem inconsequential for new people following us, this is a big deal for Alpine 4. Our subsidiaries take time to nurture and cultivate to be prosperous.  This is what we mean by the term we use “Optimization vs. Asset Producing”. This quarter, we were able to move to a point in our life cycle where we are starting to see the fruits of the optimization of our subsidiaries.  As more and more of our subsidiaries become Optimized and move to Asset Producing, profits will naturally follow.  I am a visual person, so I like to look at things from this perspective. So, here is a visual representation of our Optimized subsidiaries vs Asset Producing subsidiaries.

2018                                      2019

OOOA = Loss                      OAAA = Profit

As the A’s increase and the O’s are less than the A’s, our consolidated net profit shall also follow.”

Alpine 4 is providing the following revenue guidance for its Q2 2019:

Anticipated revenue between $6.3 million and $6.7 million.

Forward-Looking Statements:

The information disclosed in this press release is made as of the date hereof and reflects Alpine 4's most current assessment of its historical financial performance and its future revenues. Actual financial results may differ from those contained herein. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors that the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.